January 30, 1996


Mr. Anthony J. Cataldo
4 High Medows
Mount Kisko, NY 10549

                                           Re:  Separation Agreement and Release
                                                --------------------------------


Dear Mr. Cataldo:

The within is to confirm that the Separation Agreement and Release is to be amended effective upon execution of the within Agreement as follows:

Paragraph 3, 4, 6 and 9 of the Agreement are to be revised so as to state that the Escrow Agent, Baratta & Goldstein, is authorized to return to Management Technologies, Inc. (`MTI'') for cancellation 212,700 shares of the restricted stock of MTI and, in addition, all post-dated checks made payable to your order in possession of the Escrow Agent. The Escrow Agent is discharged from any further responsibility with respect to the Escrow Agreement, upon return of the checks and the shares of Common Stock herein.

It is agreed, as of this day, that the Company will pay to you the sum of $20,000 payable as follows:

     .     $10,000 upon execution of the within Agreement;
     .     $5,000 payable on February 29, 1996;
     .     $5,000 payable on Mach 31, 1996.

In addition thereto, the Company will cause the issuance of 212,700 shares of its Common Stock so that the payment of $20,000 and the release of the shares of stock herein being issued as the of the date hereof, will be in full satisfaction of the Company's obligation to you.

If the within meet with your understanding and agreement, please execute a copy of the within and we will undertake the necessary action to cause the issuance of the shares of Common Stock with restrictive legend as provided for herein.

                              Very truly your,
                              MANAGEMENT TECHNOLOGIES, INC.




                              By: /s/ Peter Morris
                              Peter Morris

Agreed to:
/s/ Anthony J. Cataldo